Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		bkorb@troutgroup.com
650-934-5200		646-378-2923

FOR IMMEDIATE RELEASE

VIVUS PROVIDES REGULATORY UPDATE ON QNEXA NDA

Mountain View, Calif, January 21, 2011 — VIVUS, Inc. (NASDAQ: VVUS) today announced that it held an End-of-Review meeting with the Food and Drug Administration (FDA) for the New Drug Application (NDA) for QNEXA®, an investigational drug for the treatment of obesity.  The meeting occurred on January 19th at the FDA’s offices in Maryland and was attended by senior members of the FDA and VIVUS’ management and consultants.  At this meeting the FDA requested that VIVUS assess the feasibility of analyzing existing healthcare databases to determine the historical incidence of oral cleft in offspring of women treated with topiramate for migraine prophylaxis (100 mg).

Based on discussions at the meeting, VIVUS believes the FDA’s additional request stems from two published reports which cited two oral clefts in the UK Epilepsy and Pregnancy Register (Hunt et al., July 2008) and four, including two isolated cleft lips, from the North American AED Pregnancy Registry (Hernandez-Diaz et al., June 2010).  In the QNEXA® studies, which included 15 births from women exposed to QNEXA® or topiramate, there were no reports of any fetal malformations. The timing of the planned resubmission of the QNEXA® NDA will be determined after agreement with the FDA is reached on the feasibility assessment.  VIVUS anticipates continued dialog with the FDA on the planned resubmission of the QNEXA® NDA.

About QNEXA® Controlled Release Capsules

QNEXA® [kyoo-nek-suh] is an investigational drug being developed to address weight loss, type 2 diabetes and obstructive sleep apnea. QNEXA® is a once-a-day, proprietary, oral, controlled-release formulation of low-dose phentermine and topiramate, which together decrease appetite and increase satiety (the sense of feeling full), the two main mechanisms that impact eating behavior. In phase 2 and 3 clinical data to date, patients taking QNEXA® have demonstrated statistically significant weight loss, glycemic control and improvement in cardiovascular risk factors, when used in combination with a diet and lifestyle modification program.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040 Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health. The company’s lead product in clinical development, QNEXA®, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by US regulators. QNEXA® is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. In the area of sexual health, VIVUS is in phase 3 development with avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “planned,” “estimated,” and “intend,” among others.  These forward-looking statements are based on Vivus’ current expectations, and actual outcomes could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, the FDA’s meeting minutes, the FDA’s interpretation of and their agreement with the information Vivus has submitted and plans to submit relating to the teratogenicity and cardiovascular safety; the FDA’s interpretation of the data from our SEQUEL study, or OB-305; their request, if any, to conduct additional clinical trials or analysis; substantial competition; uncertainties of patent protection and litigation; reliance on sole source suppliers; limited sales and marketing resources and dependence upon third parties; risks related to the development of innovative products, and risks related to the failure to obtain FDA clearances or approvals and non-compliance with FDA regulations. As with any pharmaceutical in development, there are significant risks in the development, regulatory approval and commercialization of new products.  There are no guarantees that our response and further submissions will be sufficient to satisfy the FDA’s safety concerns, and that the FDA will not require us to conduct any additional studies or analyses or that any product will receive regulatory approval for any indication or prove to be commercially successful.  Vivus does not undertake an obligation to update or revise any forward-looking statements.  Investors should read the risk factors set forth in the Vivus Form 10-K for the year ending December 31, 2009, and periodic reports filed with the Securities and Exchange Commission. All investors are encouraged to review each presentation in its entirety at www.vivus.com or as filed with the Securities and Exchange Commission at www.sec.gov.